EXHIBIT 10.10

RESTRICTED STOCK AGREEMENT

(PURSUANT TO THE TERMS OF THE

CONTINENTAL AIRLINES, INC.

1998 STOCK INCENTIVE PLAN)

This RESTRICTED STOCK AGREEMENT (this "Restricted Stock Agreement") is between Continental Airlines, Inc., a Delaware corporation ("Company"), and ____________________ ("Recipient"), and is dated as of the date set forth immediately above the signatures below.

      Grant of Restricted Stock. The Company hereby grants to Recipient all rights, title and interest in the record and beneficial ownership of _______________(###,###) shares (the "Restricted Stock") of Class B common stock, $.01 par value per share, of Company ("Common Stock") subject to the conditions described in Paragraphs 4 and 5 as well as the other provisions of this Restricted Stock Agreement. The Restricted Stock is granted pursuant to and to implement in part the Continental Airlines, Inc. 1998 Stock Incentive Plan (as amended and in effect from time to time, the "Plan") and is subject to the provisions of the Plan, which is hereby incorporated herein and is made a part hereof, as well as the provisions of this Restricted Stock Agreement. Recipient agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and this Restricted Stock Agreement. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided. All references to specified paragraphs pertain to paragraphs of this Restricted Stock Agreement unless otherwise specifically provided.

      Custody of Restricted Stock. Upon satisfaction of the vesting conditions set forth in Paragraph 4 or the occurrence of any of the events contemplated by Paragraph 5(b) or 5(c), Company shall issue and deliver to Recipient a certificate or certificates for such number of shares of Restricted Stock as are required to be issued and delivered under this Restricted Stock Agreement. Prior to the satisfaction of such vesting conditions or the occurrence of such events, the Restricted Stock is not transferable and shall be held in trust or in escrow pursuant to an agreement satisfactory to the Administrator until such time as the applicable restrictions on the transfer thereof have expired or otherwise lapsed.

      Risk of Forfeiture. Subject to Paragraphs 5(b) and 5(c), should Recipient's employment (defined below) with Company and each subsidiary (as the term "subsidiary" is defined in the Plan) terminate prior to any of the vesting dates set forth in Paragraph 4, Recipient shall forfeit the right to receive the Restricted Stock that would otherwise have vested on such dates.

      Vesting Dates. Subject to Paragraph 5, the shares of Restricted Stock subject to this Restricted Stock Agreement shall vest in _____ percent (___%) increments on each of ____________________.

      Termination of Employment; Change in Control. Voluntary or involuntary termination of employment, retirement, death or Disability of Recipient, or occurrence of a Change in Control, shall affect Recipient's rights under this Restricted Stock Agreement as follows:

            Voluntary or Involuntary Termination. If, other than as specified below, Recipient voluntarily terminates employment (defined below) or if Recipient's employment is terminated involuntarily, then Recipient shall forfeit the right to receive all shares of Restricted Stock that have not theretofore vested pursuant to Paragraph 4.

            Change in Control. If a Change in Control shall occur, then immediately all nonvested Restricted Stock shall fully vest, all restrictions (other than those described in Paragraph 9) applicable to such Restricted Stock shall terminate and Company shall release from escrow or trust and shall issue and deliver to Recipient a certificate or certificates for all shares of Restricted Stock.

            Retirement, Death or Disability. If Recipient's employment is terminated by retirement, death or Disability, then immediately all nonvested Restricted Stock shall fully vest, all restrictions (other than described in Paragraph 9) applicable to Restricted Stock shall terminate and Company shall release from escrow or trust and shall issue and deliver to Recipient, or in the case of death, to the person or persons to whom Recipient's rights under this Restricted Stock Agreement shall pass by will or by the applicable laws of descent and distribution, or in the case of Disability, to Recipient's personal representative, a certificate or certificates for all Restricted Stock.

            Definition of Employment. For purposes of this Restricted Stock Agreement, "employment" means employment by Company or a subsidiary. In this regard, neither the transfer of Recipient from employment by Company to employment by a subsidiary nor the transfer of Recipient from employment by a subsidiary to employment by Company shall be deemed to be a termination of employment of Recipient. Moreover, the employment of Recipient shall not be deemed to have been terminated because of absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence from active employment granted by Company or a subsidiary for reasons of professional advancement, education, health, or government service, or during military leave for any period if Recipient returns to active employment within 90 days after the termination of military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement. The Administrator's determination in good faith regarding whether a termination of employment of any type or Disability has occurred shall be conclusive and determinative.

      Ownership Rights. Subject to the restrictions set forth herein and subject to Paragraph 8, Recipient is entitled to all voting and ownership rights applicable to the Restricted Stock, including the right to receive any dividends that may be paid on Restricted Stock, whether or not vested.

      Reorganization of Company and Subsidiaries. The existence of this Restricted Stock Agreement shall not affect in any way the right or power of Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company's capital structure or its business, or any merger or consolidation of Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof, or the dissolution or liquidation of Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

      Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving Company ("Recapitalization Events"), then for all purposes references herein to Common Stock or to Restricted Stock shall mean and include all securities or other property (other than cash) that holders of Common Stock of Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Restricted Stock.

9. Certain Restrictions. By accepting the Restricted Stock, Recipient agrees that if at the time of delivery of certificates for shares of Restricted Stock issued hereunder any sale of such shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the "Act"), Recipient will acquire the Restricted Stock for Recipient's own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition Recipient will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with the Act or any other securities law or with this Restricted Stock Agreement.

10. Nontransferability of Award. This Award is not transferable other than by will, the laws of descent and distribution or by qualified domestic relations order. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Recipient.

11. Amendment and Termination. No amendment or termination of this Restricted Stock Agreement which would impair the rights of Recipient shall be made by the Board or the Administrator at any time without the written consent of Recipient. No amendment or termination of the Plan will adversely affect the right, title and interest of Recipient under this Restricted Stock Agreement or to Restricted Stock granted hereunder without the written consent of Recipient.

12. No Guarantee of Employment. This Restricted Stock Agreement shall not confer upon Recipient any right with respect to continuance of employment or other service with Company or any subsidiary, nor shall it interfere in any way with any right Company or any subsidiary would otherwise have to terminate such Recipient's employment or other service at any time.

13. Withholding of Taxes. Company shall have the right to (i) make deductions from the number of shares of Restricted Stock otherwise deliverable upon satisfaction of the conditions precedent under this Restricted Stock Agreement (and other amounts payable under this Restricted Stock Agreement) in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

14. No Guarantee of Tax Consequences. Neither Company nor any subsidiary nor the Administrator makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Restricted Stock Agreement.

15. Severability. In the event that any provision of this Restricted Stock Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Restricted Stock Agreement and this Restricted Stock Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

16. Governing Law. The Restricted Stock Agreement shall be construed in accordance with the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law.

17. Miscellaneous Provisions.

(a) Not a Contract of Employment; No Acquired Rights. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its subsidiaries and any person. Receipt of an Award under the Plan at any given time shall not be deemed to create the right to receive in the future an Award under the Plan, or any other incentive awards granted to an employee of the Company or any of its subsidiaries, and shall not constitute an acquired labor right for purposes of any foreign law. The Plan shall not afford any recipient of an Award any additional right to severance payments or other termination awards or compensation under any foreign law as a result of the termination of such recipient's employment for any reason whatsoever.

(b) Not a Part of Salary. The grant of an Award under the Plan is not intended to be a part of the salary of Recipient.

(c) Foreign Indemnity. Recipient agrees to indemnify Company for the Recipient's portion of any social insurance obligations or taxes arising under any foreign law with respect to the grant of this Restricted Stock Award, the vesting of the Restricted Stock or the sale or other disposition of the Restricted Stock.

(d) Conflicts With Any Employment Agreement. If Recipient has an employment agreement with Company or any of its subsidiaries which contains different or additional provisions relating to vesting of restricted stock awards, or otherwise conflicts with the terms of this Restricted Stock Agreement, the provisions of the employment agreement shall govern.

(e) Electronic Delivery and Signatures. Recipient hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. If the Company establishes procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), Recipient hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Recipient consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

(f) Stabilization Act. This Restricted Stock Agreement will be void (or the grant of Restricted Stock hereunder shall be subject to reduction in any amount, in each case as determined by the Committee in its sole discretion) if the Company applies for a federal credit instrument under the Air Transportation Safety and System Stabilization Act and the Committee determines that this Agreement or such grant of Restricted Stock could reasonably be expected to jeopardize the Company's ability to obtain or maintain federal credit instruments under the Air Transportation Safety and System Stabilization Act, as amended from time to time, and applicable rules and regulations thereunder.

IN WITNESS WHEREOF, the parties have entered into this Restricted Stock Agreement as of the ___ day of ____________,_______.

"COMPANY"

CONTINENTAL AIRLINES, INC.

By Order of the Administrator

By:

Name:

Title:

"Recipient"

Name: